                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                           ASSET PURCHASE AGREEMENT

                                by and between

                               COMPS.COM, INC.,

                                      and

             ROBERT J. LARKING, dba INSIDE PROSPECTS OF CALIFORNIA

                              dated June 16, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                 Page
ARTICLE 1 DEFINITIONS............................................   1
      1.1  Defined Terms.........................................   1
      1.2  Construction of Certain Terms and Phrases.............   6

ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS..................   6
      2.1  Purchase and Sale of Seller's Assets..................   6
      2.2  Excluded Assets.......................................   7
      2.3  Assumed Liabilities...................................   7
      2.4  Purchase Price........................................   8
      2.5  Allocation of Aggregate Purchase Price................   8
      2.6  Sales, Use and Other Taxes............................   8
      2.7  Title.................................................   9
      2.8  Bulk Sales Compliance.................................   9
      2.9  Private Placement.....................................   9
      2.10 Closing...............................................   9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER...............  11
      3.1  Organization of Seller................................  11
      3.2  Authority of Seller...................................  11
      3.3  No Conflicts..........................................  11
      3.4  Governmental Approvals and Filings....................  12
      3.5  Books and Records.....................................  12
      3.6  Financial Statements..................................  12
      3.7  Absence of Changes....................................  12
      3.8  No Undisclosed Liabilities............................  13
      3.9  Purchased Assets......................................  13
      3.10 Intellectual Property Rights..........................  13
      3.11 Proprietary Information of Third Parties..............  14
      3.12 Litigation............................................  14
      3.13 Compliance with Law...................................  14
      3.14 Contracts.............................................  15
      3.15 Tax Matters...........................................  15
      3.16 Real Property.........................................  15
      3.17 Accounts Receivable...................................  16
      3.18 Permits...............................................  16
      3.19 Benefit Plans.........................................  16
      3.20 Labor and Employment Relations........................  16
      3.21 Certain Employees.....................................  17

      3.22 Insurance.............................................  17
      3.23 Necessary Property....................................  17
      3.24 Customers.............................................  17
      3.25 No Affiliates.........................................  17
      3.26 Third Party Consents..................................  17
      3.27 Subscription Liability................................  18
      3.28 Investment Representations............................  18
      3.29 Brokers...............................................  18
      3.30 Payment of the Seller's Liabilities...................  18
      3.31 Year 2000 Compliance..................................  19
      3.32 Material Misstatements and Omissions..................  19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER................  19
      4.1  Organization of Buyer.................................  19
      4.2  Authority of Buyer....................................  19
      4.3  Buyer Common Stock....................................  20
      4.4  Buyer SEC Filings.....................................  20

ARTICLE 5 ACTIONS BY THE PARTIES AFTER THE CLOSING...............  20
      5.1  Survival of Representations, Warranties, Etc..........  20
      5.2  Indemnification.......................................  20
      5.3  Offset................................................  23
      5.4  Further Assurances....................................  23
      5.5  Name Change...........................................  23
      5.6  Restrictions on Transferability of Buyer Securities...  23
      5.7  Registration Rights...................................  24

ARTICLE 6 MISCELLANEOUS..........................................  28
      6.1  Notices...............................................  28
      6.2  Entire Agreement......................................  29
      6.3  Waiver................................................  29
      6.4  Amendment.............................................  29
      6.5  No Third Party Beneficiary............................  29
      6.6  No Assignment; Binding Effect.........................  29
      6.7  Headings..............................................  29
      6.8  Severability..........................................  29
      6.9  Governing Law.........................................  29
      6.10 Arbitration and Venue.................................  30
      6.11 Consent to Jurisdiction and Forum Selection...........  30
      6.12 Counsel to the Company................................  30
      6.13 Expense...............................................  30
      6.14 Construction..........................................  30

      6.15 Counterparts..........................................  31

                            EXHIBITS AND SCHEDULES

Exhibits
--------
Exhibit A  -   Subordinated Convertible Promissory Note
Exhibit B  -   Bill of Sale
Exhibit C  -   Assignment and Assumption Agreement
Exhibit D  -   Consent to Assignment of Contract
Exhibit E  -   Intellectual Property Assignment
Exhibit F  -   Employment Agreement
Exhibit G  -   Estoppel Certificate
Exhibit H  -   Certificate of Larking
Exhibit I  -   Non-Competition Agreement


Schedules
---------
Schedule 2.1(a)  -   List of Products
Schedule 2.1(b)  -   Business Customer Lists and Accounts
Schedule 2.1(c)  -   Business Assigned Contracts
Schedule 2.1(e)  -   Business Intellectual Property
Schedule 2.1(f)  -   Business Permits
Schedule 2.1(g)  -   Business Operating Assets
Schedule 2.1(h)  -   Business Accounts Receivable
Schedule 2.2     -   Excluded Assets
Schedule 2.3(a)  -   Subscription Liability
Schedule 2.5     -   Purchase Price Allocation
Schedule 3.30    -   Evidence of Payment of Liabilities
Disclosure Schedule

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement") is made and entered into as of June 16, 1999, by and between COMPS.COM, INC., a Delaware corporation ("Buyer"), and Robert J. Larking, dba Inside Prospects of California ("Seller").

                                   RECITALS
                                   --------

          WHEREAS, Seller is in the business of providing comprehensive commercial tenant information for the Southern California area both offline and on the Internet (the "Business");

          WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the assets, properties and rights of Seller that are related to the Business; and

          WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1  Defined Terms. As used in this Agreement, the following defined terms
          -------------
have the meanings indicated below:

          "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order (as defined below), inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

          "Affiliate" means, with respect to any Person (as defined below), another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

          "Assets and Properties" and "ASSETS OR PROPERTIES" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Assumed Liabilities" has the meaning set forth in Section 2.3(a).
                                                             --------------

          "Benefit Plan" means any Plan established, arranged or maintained by Seller or any corporate group of which Seller is or was a member, existing at the Closing Date or prior thereto, to which the Seller contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

          "Business" has the meaning set forth in the first recital of this Agreement.

          "Business Accounts Receivable" has the meaning set forth in Section
                                                                      -------
2.1(h).
------

          "Business Assumed Contracts" has the meaning set forth in Section
                                                                    -------
2.1(c).
------

          "Business Customers Lists and Accounts" has the meaning set forth in

Section 2.1(b).
--------------

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

          "Business Intellectual Property" has the meaning set forth in Section
                                                                        -------
2.1(e).
------

          "Business Permits" has the meaning set forth in Section 2.1(f).
                                                          --------------

          "Business Records" has the meaning set forth in Section 2.1(d).
                                                          --------------

          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

          "Buyer Common Stock" means shares of Buyer common stock, $0.01 par value.

          "Buyer Sec Filings" has the meaning set forth in Section 4.4.
                                                           -----------

          "Buyer Securities" has the meaning set forth in Section 2.9.
                                                          -----------

          "Cash Purchase Price" has the meaning set forth in Section 2.4(a).
                                                             --------------

          "Closing" has the meaning set forth in Section 2.10(a).
                                                 ---------------

          "Closing Date" means June 16, 1999.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Consent to Assignment" has the meaning set forth in Section
                                                               -------
2.10(b)(iv).
-----------

          "Damages" has the meaning set forth in Section 5.2.
                                                 -----------

          "Disclosure Schedule" means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by this Agreement.
   ---------

          "Employment Agreement" has the meaning set forth in Section
                                                              -------
2.10(b)(vi).
-----------

          "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

          "Environmental and Occupational Laws" has the meaning set forth in

Section 3.20.
------------

          "Erisa" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" has the meaning set forth in Section 2.2.
                                                         -----------

          "Financial Statements" means (i) the unaudited statements of income and retained earnings of Seller for the period(s) ended on December 31, 1998, and (ii) the Interim Financial Statements (as defined below) for the Seller.

          "Gaap" means generally accepted accounting principles, applied in a manner consistent with the past practices of Seller.

          "General Assignment" has the meaning set forth in Section
                                                            -------
2.10(b)(iii).

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

          "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) mask works and all applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned research and distribution methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and applications therefor; (x) all databases and data collections and all rights therein; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "Intellectual Property Assignment" has the meaning set forth in
Section 2.10(b)(v).
------------------

          "Interim Financial Statements" means the unaudited balance sheet and the related unaudited statement of income and retained earnings of Seller for each case for the five (5) month period ended May 31, 1999.

          "Knowledge of Seller" or "Known To Seller" means the knowledge of Seller or any employees of Seller, in each case after due inquiry and comprehensive investigation.

          "Liabilities" means any liability (whether known or unknown, whether asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes (as defined below).

          "Material Adverse Effect" means, for any Person, a material adverse effect whether individually or in the aggregate (i) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (ii) on the ability of such Person to consummate the transactions contemplated hereby.

          "Non-Competition Agreement" has the meaning set forth in Section
                                                                   -------
2.10(b)(ix).
-----------

          "Note Purchase Price" has the meaning set forth in Section 2.4.
                                                             -----------

          "Note Term" has the meaning set forth in Section 2.4.
                                                   -----------

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "Ordinary Course of Business" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

          "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

          "Permitted Encumbrance" means (i) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and
(ii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business.

          "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "Promissory Note" has the meaning set forth in Section 2.4.
                                                         -----------

          "Purchase Price" has the meaning set forth in Section 2.4.
                                                        -----------

          "Real Property" has the meaning set forth in Section 3.19.
                                                       ------------

          "Sec" means the United States Securities and Exchange Commission, or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" has the meaning set forth in the first paragraph of this Agreement.

          "Seller Employees" has the meaning set forth in Section 2.3(b).
                                                          --------------

          "Stock Consideration" has the meaning set forth in Section 2.4(b).
                                                             ---------------

          "Subscription Liability" has the meaning set forth in Section 2.3.
                                                                -----------

          "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any Liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

     1.2  Construction of Certain Terms and Phrases. Unless the context of this
          -----------------------------------------
Agreement otherwise requires, (a) words of any gender include each other gender;
(b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) the term "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE 2

                     PURCHASE AND SALE OF PURCHASED ASSETS
                     -------------------------------------

     2.1  Purchase and Sale of Seller's Assets.
          ------------------------------------

          Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of any Encumbrance or adverse claim of any kind whatsoever, all of Seller's right, title, and interest in and to the Assets and Properties, of Seller wherever located and whether or not specifically referred to in this Agreement, that are used in or pertain to the operations of the Business (the "Purchased Assets"), including without limitation:

               (a) the historical and current tenant database, other databases of Seller and all products set forth in Schedule 2.1(a) in electronic and
                                             ---------------
     hard copy form, owned or licensed by Seller and used in the Business;

               (b) all current customer lists and databases, mailing lists, telephone numbers, correspondence, vendor lists and customer accounts of Seller used in the Business set forth in Schedule 2.1(b) attached hereto
                                              ---------------
     (the "Business Customer Lists and Accounts");

               (c) all of Seller's right, title and interest in and to the subscriptions, contracts and agreements pertaining to the Business, as set forth in Schedule 2.1(c) attached hereto (and to the extent oral,
              ---------------
     accurately described in Schedule 2.1(c)) (the "Business Assumed
                             ---------------
     Contracts");

               (d) all the Books and Records of Seller relating to the Business, including without limitation, operating data, the data collection methodology, sales and other literatures, files and documents relating to the Business (the "Business Records");

               (e) all right, title and interest in and to all Intellectual Property relating, directly or indirectly to the Business or the Purchased Assets that is owned by or held by, or on behalf Seller, or licensed to, Seller, including, without limitation, (i) the name "Inside Prospects of California" and all variations thereof and (ii) the Intellectual Property set forth on Schedule
                                                                       --------
2.1(e) attached hereto and all improvements, modifications and other
------
Intellectual Property derived therefrom (collectively the "Business Intellectual Property");

               (f) all licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings held by Seller necessary or incidental to the conduct of the Business as set forth in Schedule 2.1(f)
                                                             ---------------
attached hereto (the "Business Permits")

               (g) all equipment, leasehold improvements, furniture and fixtures, vehicles and other operating assets owned or leased by Seller and used in the Business, including, without limitation, those set forth in Schedule
                                                                   --------
2.1(g) attached hereto;
------

               (h) all accounts, accounts receivable, notes and notes receivable of Seller (collectively the "Business Accounts Receivable") as of the Closing Date, including without limitation (a) those Business Accounts Receivables which are not evidenced by instruments or invoices, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account, together with all instruments and (b) all documents of title representing any of the foregoing and all right, title, security and guaranties in favor of Seller with respect to any of the foregoing, as identified in Schedule 2.1(h) attached hereto;
              ---------------

               (i) all prepaid expenses, deposits and deferred items in effect as of the Closing Date and from which Buyer may derive future benefit; and

               (j) the goodwill and going concern value of the Business.

     2.2  Excluded Assets. Notwithstanding Section 2.1 hereof, the Purchased
          ---------------                  -----------
Assets do not include the assets set forth on Schedule 2.2 attached hereto (the
                                              ------------
"Excluded Assets").

     2.3  Assumed Liabilities. (a) Buyer agrees to assume, satisfy and perform
          -------------------
when due only those liabilities arising from the liabilities and obligations of Seller under the Purchased Assets which arise in the Ordinary Course of Business on or after the Closing Date and up to Four Hundred and Fifty Thousand Dollars ($450,000) of the outstanding subscription liability of the Business as of the Closing (the "Subscription Liability") (collectively, the "Assumed Liabilities").

          (b) Other than the Assumed Liabilities, Buyer is not required to, and shall not assume, pay, perform, defend, discharge or guarantee or be deemed to have assumed, paid, performed, defended or discharged or guaranteed, or otherwise be responsible for any Liability, obligation or claim of any nature of Seller or the Business, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or whether arising out of acts or occurrences prior to, at or after the date hereof. Without limiting the generality of the foregoing, Seller shall remain liable for the payment of all
(i) Subscription Liabilities in excess of Four Hundred Fifty Thousand Dollars ($450,000) and (ii) Liabilities, obligations or claims to personnel employed by Seller (the "Seller Employees") with respect to the notice and continuation coverage requirement of Section 4980B(e) of the Code and regulations thereunder for all Seller Employees whose employment is terminated for whatever reason prior to the Closing, for all Seller Employees who terminated employment prior to the Closing, payroll, overtime, accrued vacation time, holiday time, severance arrangements or worker's compensation of any nature which are accrued but unpaid as of the Closing Date or which accrued as a result of the consummation of the transactions contemplated herein.

     2.4  Purchase Price. As consideration for the Purchased Assets, Buyer
          --------------
agrees to pay, or cause to be paid, to Seller an aggregate purchase price of Three Million Dollars ($3,000,000) (the "Purchase Price"), payable in the following manner:

          (a) At the Closing Buyer shall pay to Seller the aggregate sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) in cash (the "Cash Purchase Price").

          (b) At the Closing, Buyer shall execute and deliver to Seller a subordinated convertible note (the "Promissory Note") substantially in the form of Exhibit A attached hereto, in the aggregate amount of One Million Three
   ---------
Hundred Fifty Thousand Dollars ($1,350,000) (the "Note Purchase Price"), payable in full upon the fourth (4th) anniversary of the date of the Closing Date (the "Note Term"). The Promissory Note shall bear interest at a rate of eight percent (8%) per annum compounded annually. The Promissory Note will be payable monthly on the basis of interest only during the Note Term. The entire Note or any portion thereof shall be convertible into the common stock of Buyer ("Buyer Common Stock") at Twenty Dollars ($20.00) per share at any time after eighteen
(18) months following the Closing Date at the option of Seller.

     (c)  Prorations. Seller shall pay all rent, percentage rent charges, if
          ----------
any, and other charges under the real property leases and all expenses of operation of the Business, including taxes, utilities, wages, vacation pay and other employee benefits, franchise royalties on gross receipts derived and accrued through the Closing Date, and Buyer shall be responsible for and make payment of such items accruing following the Closing Date. Any of the same which Seller has prepaid for any period following the Closing Date shall be reimbursed by Buyer (unless included as part of the Purchased Assets), and likewise Seller shall reimburse Buyer for any of the same paid by Buyer for any period prior to the Closing Date. To the extent practicable, prorations will be determined and paid at Closing. Proration items not determinable at Closing, shall be determined and paid at such time as the prorations for such items are determined

     2.5  Allocation of Aggregate Purchase Price. Following the Closing and
          --------------------------------------
prior to the audit of Seller's financials for fiscal year 1999, Buyer shall allocate the Purchase Price among the Purchased Assets, which allocation shall be in compliance with Section 1060 of the Code. Buyer and Seller agree (i) to report the sale of the Purchased Assets for federal and state Tax purposes in accordance with the allocations made by Buyer pursuant to this Section 2.5 and
                                                               -----------
(ii) not to take any position inconsistent with such allocations on any of their respective Tax Returns.

     2.6  Sales, Use and Other Taxes. Seller shall be responsible for all sales
          --------------------------
and use Taxes, if any, arising out of the sale of the Purchased Assets to Buyer pursuant to this Agreement.

     2.7  Title. Title to the Purchased Assets shall pass to Buyer at the
          -----
Closing and the Purchased Assets shall be at the risk of Seller prior to the Closing.

     2.8  Bulk Sales Compliance. Buyer hereby waives compliance by Seller with
          ---------------------
the provisions of the bulk transfer laws of any state. Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such noncompliance. Seller shall indemnify and hold Buyer harmless from, against and in respect of (and shall on demand reimburse Buyer for) any Damages suffered or incurred by Buyer by reason of the failure of Seller to pay or discharge such claims.

     2.9  Private Placement. The Promissory Note and the Buyer Common Stock
          -----------------
issuable under the Promissory Note (collectively, the "Buyer Securities") will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable; state securities laws. Seller hereby agrees to take all actions and execute all subscription and other documents to qualify issuance of the Buyer Securities for such exemptions.

     2.10  Closing.
           -------

          (a) Time and Place. The consummation of the purchase and sale of the
              --------------
Purchased Assets under this Agreement (the "Closing") shall take place by facsimile (original signed documents to be delivered by overnight courier) at 10:00 a.m. on the Closing Date, or at such time and in such manner as the parties mutually agree.


          (b) Closing Deliveries By Seller. At the Closing, Seller shall have
              ----------------------------
delivered or caused to be delivered to Buyer:

          (i) possession of all of the Purchased Assets, together will all files, Books and Records relating to the Purchased Assets;

          (ii)   Bill of Sale substantially in the form of Exhibit B attached
                                                           ---------
                 hereto, conveying good and marketable title in all of the Purchased Assets, duly executed by Seller;

          (iii) an Assignment and Assumption Agreement by and between Buyer and Seller substantially in the form of Exhibit C, attached hereto
                                                     ---------
                 (the "General Assignment"), duly executed by Seller;

          (iv) a Consent to Assignment of Contract by and among Buyer, Seller and the Person other than Seller who is party to the Business Assumed Contract being assigned to Buyer, substantially in the form of Exhibit D attached hereto (the "Consent to
                         ---------
                 Assignment"), duly executed by Seller and each such other Person who is a party to the Business Assumed Contract;

          (v) an Intellectual Property Assignment of all of Business Intellectual Property by and between Buyer and Seller substantially in the form of Exhibit E attached hereto (the
                                              --------
                 "Intellectual Property Assignment"), duly executed by Seller;

          (vi) an Employment Agreement by and between Buyer and Seller substantially in the form of Exhibit F attached hereto (the
                                              ---------
                 "Employment Agreement"), duly executed by Larking;

          (vii) an Estoppel Certificate by and between Seller and the landlord of the Real Property, setting forth the material terms of the lease agreement between Seller and landlord, and stating that Seller is in compliance with the terms of the lease as of the Closing Date, substantially in the form of Exhibit G attached
                                                            ---------
                 hereto, duly executed by Seller and such landlord;

          (viii) a certificate of Larking substantially in the form of Exhibit H
                                                                       ---------
                 attached hereto, duly executed by Larking;

          (ix) a Non-Competition and Non-Disclosure Agreement by and between Buyer and Seller substantially in the form of Exhibit I
                                                               ---------
                 attached hereto (the "Non-Competition Agreement"), duly executed by Larking; and

          (x) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein

          (c)  Closing Deliveries By Buyer. Buyer shall have delivered or caused
               ---------------------------
to be delivered to Seller:

          (i) the Cash Purchase Price to Seller by wire transfer in immediately available funds to the account designated by Seller;

          (ii)   the Promissory Note duly executed by Buyer;

          (iii) the General Assignment, duly executed by Buyer as of the Closing Date;

          (iv)   the Consent to Assignment, duly executed by Buyer;

          (v)    the Intellectual Property Assignment, duly executed by Buyer;

          (vi)   the Employment Agreement, duly executed by Buyer;

          (vii)  the Non-Competition Agreement; and

          (viii) such other documents as Seller may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

          Seller represents and warrants to Buyer as of the Closing, except as set forth in the Disclosure Schedule furnished to Buyer, specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made in this Article 3 (provided that the disclosure in such exceptions shall be true, complete and correct), as follows:

     3.1  Organization of Seller. Seller is a sole proprietorship duly
          ----------------------
organized, validly existing, and in good standing under the laws of the State of California. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect on Seller. Seller has full power and authority, and holds all Permits and authorizations necessary to carry on the Business and to own and use the Purchased Assets except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the Business or the Purchased Assets. Seller has delivered to Buyer correct and complete copies of its charter documents and organizational documents, each as amended to date.

     3.2  Authority of Seller. Seller has all necessary power and authority and
          -------------------
has taken all actions necessary to own, lease and operate the Purchased Assets and the Business as currently conducted and to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3  No Conflicts. The execution and delivery by Seller of this Agreement
          ------------
does not, and the performance by Seller of his obligations under this Agreement and the consummation of the transactions contemplated hereby will not (with or without the lapse of time):

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents or other documents, of Seller;

          (b) conflict with or result in a violation or breach of any term or provision of any law, Order, license, statute, rule or regulation applicable to Seller, the Business or the Purchased Assets;

          (c) result in a breach of, or default under (or give rise to a right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which any of the Purchased Assets may be bound, except for such breaches or defaults as set forth in the Disclosure Schedule as to which requisite waivers or consents will have been obtained by Seller by the Closing Date; or

          (d) result in an imposition of any Encumbrance on the Business or the Purchased Assets.

     3.4  Governmental Approvals and Filings. No consent, approval or action of,
          ----------------------------------
filing with or notice to any Governmental or Regulatory Authority, or any other Person or entity, on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.5  Books and Records. The Business Records and all other Books and
          -----------------
Records of the Business as made available by Seller to Buyer are true, correct and complete.

     3.6  Financial Statements. Seller has previously delivered to Buyer the
          --------------------
Financial Statements. The Financial Statements (i) are true, correct and complete, (ii) are in accordance with the Business Records, (iii) have been prepared with the use of the software Quicken throughout the period covered thereby, (iv) have been prepared in a manner that is not materially different from GAAP, and (v) fairly present the financial condition and results of operations of Seller as of the respective dates thereof and for the periods covered thereby; provided, that the Interim Financial Statements lack footnotes
                 --------
and certain other presentation items.

     3.7  Absence of Changes. Since the last date of the period covered by the
          ------------------
Interim Financial Statements and up to the Closing Date, Seller has conducted the Business only in the Ordinary Course of Business and there has not been any adverse change in, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Seller, the Business or any of the Purchased Assets. Without limiting the generality of the foregoing, no event as described below has occurred without the prior written consent of Buyer since the last date of the period covered by the Interim Financial Statements:

          (a) Seller has not sold, leased, transferred or assigned any of the Purchased Assets, tangible or intangible, outside the Ordinary Course of Business;

          (b) Seller has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving the Business or the Purchased Assets either involving more than $20,000 in the aggregate;

          (c) Seller has not accelerated, terminated, modified or cancelled any agreement, subscription, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $20,000 in the aggregate, which involves the Business or any Purchased Assets or by which the Business or any Purchased Assets are bound;

          (d) Seller has not granted any Encumbrance of any kind upon any of the Purchased Assets, tangible or intangible;

          (e) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 in the aggregate;

          (f) Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $20,000 in the aggregate;

          (g) Seller has not delayed or postponed the payment of accounts payable or other Liabilities of the Business outside the Ordinary Course of Business;

          (h) Seller has not granted any license or sublicense of any rights under or with respect to any Business Intellectual Property;

          (i) Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets;

          (j) Seller has not returned any deposits or received requests or, to the Knowledge of Seller, threats to return any deposits in connection with any cancellation or, to the Knowledge of Seller, threatened cancellation of any Business Assumed Contracts; and

          (k) Seller has not made any Tax election or settled or compromised any Federal, state, local or foreign income Tax liability.

     3.8  No Undisclosed Liabilities. Except as disclosed in the Disclosure
          --------------------------
Schedule or in the Financial Statements, there are no Liabilities or claims, nor any basis for any Liabilities or claims against, relating to or affecting the Business or the Purchased Assets.

     3.9  Purchased Assets. Section 3.9 of the Disclosure Schedule contains a
          ----------------  -----------
complete and accurate schedule specifying the location of all of the Purchased Assets, where applicable, as of the Closing Date. Seller has good and marketable title to, or a valid leasehold interest in all of the Purchased Assets to be delivered to Buyer by Seller, free and clear of all Encumbrances, except the Permitted Encumbrances. The Purchased Assets constitute all personal property of any nature owned by Seller and used in the operation of the Business, except for
                           ---
the Excluded Assets. All tangible personal property of Seller included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted. Seller shall be in actual possession of the Purchased Assets. The Purchased Assets include all the Intellectual Property necessary for the ownership and operation of the Business.

     3.10 Intellectual Property Rights. Schedule 2.1(e) contains a true,
          ----------------------------  ---------------
complete and correct list and summary description of all of Intellectual Property, other than goodwill, owned and/or used by Seller in the operation of the Business. Seller is not in violation of, or infringing upon, any Intellectual Property of any third party, and no claims have been asserted, nor is there any litigation pending or, to the Knowledge of Seller, threatened claiming such infringement. Other than commercially available over-the-counter "shrink wrap" software, Section 3.10 of the Disclosure Schedule identifies each
                        ------------
item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission. With respect to each such item: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect against Seller; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Seller, nor to the Knowledge of Seller, the other party to the license, sublicense, agreement or permission is in breach or default, and to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) neither Seller, nor to the Knowledge of Seller, the other party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license; (vi) to the Knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding Order; (vii) no Actions or Proceedings against Seller are pending or, to the Knowledge of Seller, are threatened which challenge the legality, validity or enforceability of the underlying item of Intellectual Property; and (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission. Seller has delivered to Buyer complete and accurate copies of each agreement, registration and other documents relating to Intellectual Property set forth in Schedule 2.1(e).
                      ---------------

     3.11  Proprietary Information of Third Parties. To the Knowledge of Seller,
           ----------------------------------------
no third party has claimed or has reason to claim that any person employed by or affiliated with the Seller in connection with and during Seller's ownership and operation of the Business has: (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from Seller which suggests that such a claim might be contemplated. To the Knowledge of Seller, no person employed by or affiliated with Seller in connection with and during Seller's ownership and operation of the Business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with Seller in connection with and during Seller's ownership and operation of the Business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service, and Seller has no reason to believe there will be any such employment or violation.

     3.12  Litigation. There are no Actions or Proceedings pending or, to the
           ----------
Knowledge of Seller, threatened or anticipated against, relating to or affecting
(i) Seller, the Purchased Assets or the Business or (ii) the transactions contemplated by this Agreement, and there is no basis for any such Action or Proceeding. Seller is not in default with respect to any Order relating to Seller, the Business or the Purchased Assets, and there are no unsatisfied judgments against any Seller, the Business or the Purchased Assets.

     3.13  Compliance with Law. Seller is in compliance with all applicable
           -------------------
laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, would not be expected to result in a Material Adverse Effect on Seller, the Business or the Purchased Assets. Seller has not received any written notice to the effect that, or otherwise have been advised that, any of them are not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply would be expected to result in a Material Adverse Effect on Seller, the Business or the Purchased Assets.

     3.14  Contracts. The Business Assumed Contracts are all of the contracts,
           ---------
agreements and arrangements, whether written or oral, to which the Business and the Purchased Assets are bound. Each of the Business Assumed Contracts is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and Seller has performed all of its required obligations under, and is not, in any respect, in violation or breach of or default under, any such contract, agreement or arrangement. The other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement. To the Knowledge of Seller, none of the present or former Business Employees is a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Business as now operated or proposed to be operated.

     3.15  Tax Matters. (a) Seller has paid in full all Taxes which have become
           -----------
due and for which Buyer might otherwise become liable as a result of the purchase of assets pursuant to this Agreement. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or, except as set forth in the Disclosure Schedule, waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. Except as set forth in the Disclosure Schedule, the statute of limitations for all Tax Returns of Seller has expired for all federal, state, local and foreign Taxes, or the Tax Returns of Seller have been examined by the appropriate taxing authorities for all periods. Except as set forth in the Disclosure Schedule, Seller has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authorities with respect to liabilities for Taxes which have not been fully paid or finally settled, and any such deficiency or assessment shown on the Disclosure Schedule is being contested in good faith through appropriate proceedings. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods prior to the Closing Date which have not been audited by any taxing authority. Seller is not aware of any information which has caused or should cause them to believe that an audit by any Tax authority may be forthcoming. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

           (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

     3.16  Real Property. The Disclosure Schedule contains a description of each
           -------------
parcel of real property (i) leased by Seller (as lessee or lessor) the "Real Property") and (ii) all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Real Property. Seller has a valid leasehold interest in, all real property used in or relating to the conduct of Seller's business, free and clear of all Encumbrances other than Permitted Encumbrances. Seller has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the Business. There is no pending or, to the Knowledge of Seller, contemplated or threatened condemnation of any of the respective parcels of Real Property or any part thereof. Each lease with respect to the

Real Property is a legal, valid and binding agreement of Seller subsisting in full force and effect enforceable in accordance with its terms, and except as set forth in the Disclosure Schedule, there is no, and Seller has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Seller does not owe any brokerage commissions with respect to any such Real Property.

     3.17  Accounts Receivable. The Business Accounts Receivable are bona fide
           -------------------
receivables and represent amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of Business. To the Knowledge of Seller, such receivables are collectible, legal, valid and binding obligations of the obligors, and will be able to be collected without counterclaim or setoff within ninety (90) days after the Closing Date.

     3.18  Permits. All Business Permits are currently effective and valid and
           -------
have been validly issued. No additional Permits are necessary to enable Seller to conduct the Business in compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of the Business Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable Seller to conduct the Business as now operated. To the Knowledge of Seller, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Business Permits or their sufficiency for the current conduct of the Business by Seller or of the conduct of the Business by Buyer after the Closing. Seller has provided Buyer with true and complete copies of all Business Permits.

     3.19  Benefit Plans. Seller does not (i) maintain or administer any Benefit
           -------------
Plans or (ii) have any severance or similar arrangement in respect of any present or former personnel that would result in any obligations (absolute or contingent) of Buyer to make any payment or be subject to any other obligations to Seller, any present or former personnel of Seller or any other third party upon the consummation of the transactions contemplated in this Agreement, following the termination of such personnel's employment by Seller or the employment of any such personnel by Buyer after the Closing.

     3.20  Labor and Employment Relations. Seller is not a party to or bound by
           ------------------------------
any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of Seller, there are no attempts to organize any of Seller Employees by any person, unit or group seeking to act as their bargaining agent. Seller has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes. There are no pending or, to the Knowledge of Seller, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Seller. No union representation elections relating to the Seller Employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and to the Knowledge of Seller, there is no investigation of the Seller's employment policies or practices by any Governmental or Regulatory Authority pending or threatened. Seller is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Seller employees. Seller has never experienced any work stoppages and to the Knowledge of Seller, no work stoppage has been threatened or is planned.

     3.21  Certain Employees. Set forth in Section 3.21 of the Disclosure
           -----------------               ------------
Schedule is a list of the names of the Seller Employees and consultants as of the date hereof involved in the management and operation of the Business, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 1998 (if applicable) and the current rate of pay for each such person on the date of this Agreement. Except as set forth in Section 3.21 of the Disclosure Schedule,
                                       ------------
none of such persons has an employment agreement or understanding, whether oral or written, with Seller, which is not terminable on notice by Seller without cost or other liability to Seller.

     3.22  Insurance. Section 3.22 of the Disclosure Schedule correctly
           ---------  ------------
describes (by type, carrier, policy number, limits, premium, and expiration date) the material insurance coverages carried by Seller in connection with its ownership and operation of the Purchased Assets and the Business. As of the date of this Agreement, there is no material claim by Seller pending under any of the material Seller insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such material Seller insurance policies have been paid and, to the Knowledge of Seller, are in material compliance with the terms of such policies. As of the date of this Agreement, Seller does not know of any threatened termination of, or material premium increase with respect to, any of its material insurance policies.

     3.23  Necessary Property. The Purchased Assets, owned or leased by or
           ------------------
licensed to Seller, constitute all of the property necessary for the conduct of the Business in the manner and to the extent presently conducted by Seller and to be conducted by Buyer in the future.

     3.24  Customers. Seller has previously provided to Buyer a true and correct
           ---------
list of the Seller's currently existing customers. Except as set forth in the Disclosure Schedule, since the last date of the period covered by the Interim Financial Statements, no single customer or group of affiliated customers contributing more than $10,000 per annum to the gross revenues of the Business has stopped doing business with Seller, and to the Knowledge of Seller, no such customer has an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal years 1997 or 1998 with Seller.

     3.25  No Affiliates. Seller does not have any Affiliates and is not a
           -------------
partner in any partnership or a party to a joint venture.

     3.26  Third Party Consents. No consent, approval or authorization of any
           --------------------
third party on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Section 3.26 of the Disclosure Schedule.
            ------------

     3.27  Subscription Liability. The Subscription Liability is a bona fide
           ----------------------
liability and represents amounts due with respect to actual, arms length transactions entered into in the Ordinary Course of Business.

     3.28  Investment Representations. Seller is an "accredited investor" within
           --------------------------
the meaning of the Securities Act. Seller is aware that the Buyer Securities issued or issuable pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws, and agrees that the Buyer Securities will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, which shall be accompanied by an opinion of counsel to Seller satisfactory to Buyer and its counsel that registration of such securities is not required. Seller agrees not to transfer the Buyer Securities in violation of the provisions of any applicable federal or state securities laws. In this connection, Seller represents that he is familiar with Rule 144 and Rule 145 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that the offering and sale of the Buyer Securities is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and Buyer may rely on such representations, warranties and agreements in connection therewith. Seller is acquiring the Buyer Securities for his own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Buyer Securities except in compliance with the Securities Act. Seller represents that by reason of his business and financial experience, and the business and financial experience of those persons, if any, retained Seller to advise him with respect to his investment in the Buyer Securities, Seller together with such advisors have knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of Seller are such that Seller is in a financial position to hold the Buyer Securities for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, his investment in the Buyer Securities. Seller has carefully examined this Agreement and all exhibits and schedules thereto and the Buyer SEC Filings. Seller acknowledges that Buyer has made available to him all documents and information that Seller has requested relating to Buyer and has provided answers to all of Seller's questions concerning Buyer and/or the Buyer Securities. In evaluating the suitability of the acquisition of the Buyer Securities hereunder, Seller has not relied upon any representations or other information (whether oral or written) other than as set forth in the Buyer SEC Filings or as contained herein.

     3.29  Brokers. Seller has not retained any broker in connection with the
           -------
transactions contemplated hereunder. Buyer does not have any nor will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.

     3.30  Payment of the Seller's Liabilities. As of the Closing, Seller shall
           -----------------------------------
have made full payment for all of Seller's outstanding debts, Liabilities and obligations related to the

Business and the Purchased Assets; a listing of all payments made for such Liabilities and obligations is attached hereto as Schedule 3.30.

     3.31 Year 2000 Compliance. For purposes of this Section: (i) "Year 2000
          --------------------
Processing" means processing by the Business Intellectual Property that manage and/or manipulate data involving dates, including single century formulas and multi-century formulas and dates on or after January 1, 2000; and (ii) "properly perform the Year 2000 Processing" means that the Business Intellectual Property will not cause an abnormally ending dating scenario within the application or result in incorrect values generated involving such dates. Seller warrants that
(x) any version of Business Intellectual Property being transferred to Buyer, other than over-the-counter "shrink wrap" software, shall properly perform Year 2000 Processing, and (y) to the Knowledge of Seller, all other versions of Intellectual Property provided by Seller shall properly perform Year 2000 Processing.

     3.32 Material Misstatements and Omissions. The statements, representations
          ------------------------------------
and warranties of Seller contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of Seller or the Seller pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

     4.1  Organization of Buyer. Buyer is a corporation duly organized, validly
          ---------------------
existing, and in good standing under the laws of the State of Delaware. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Buyer. Buyer has full power and authority, and holds all Permits and authorizations necessary, to carry on the business in which it is engaged and to own and use the properties owned and used by it except where the failure to have such power and authority or to hold such license, permit or authorization would not have a Material Adverse Effect on Buyer.

     4.2  Authority of Buyer. Buyer has all necessary corporate power and
          ------------------
corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3  Buyer Common Stock. The Stock Consideration issuable pursuant to the
          ------------------
transactions contemplated in this Agreement, when and if issued, will be duly authorized, validly issued, fully paid and nonassessable.

     4.4  Buyer Sec Filings. Buyer has furnished or made available to Seller
          -----------------
copies of all reports or registration statements filed by it with the SEC under the Securities Act and the Exchange Act for all periods since May 5, 1999, all in the form so filed (all the foregoing being collectively referred to as the "Buyer SEC Filings"). As of their respective filing dates, the Buyer SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Buyer SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Buyer, including the notes thereto, included in the SEC Document comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the financial position of Buyer at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

                                   ARTICLE 5

                   ACTIONS BY THE PARTIES AFTER THE CLOSING
                   ----------------------------------------

     5.1  Survival of Representations, Warranties, Etc. The representations,
          --------------------------------------------
warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by Buyer or its designees of the Purchased Assets, Business, operations or condition (financial or otherwise) of Seller and the Purchased Assets and thereafter the representations and warranties of Seller shall continue to survive in full force and effect for a period of four (4) calendar years after the Closing Date.

     5.2  Indemnification.
          ---------------

          (a) By Seller. Seller shall indemnify, defend and hold harmless Buyer,
              ---------
and its officers, directors, employees, agents, successors and assigns (collectively the "Buyer Group") from and against any and all costs, losses (including, without limitation, diminution in value), Liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement,
(ii) Actions or Proceedings set forth in the Disclosure Schedule or in the other documents delivered in connection with the transactions contemplated in this Agreement, and (iii) any Liabilities of Seller which relates to the Business and arises out of transactions entered into or events occurring prior to the Closing.

          (b) By Buyer. Buyer shall indemnify, defend and hold harmless Seller
              --------
from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement.

          (c) Defense of Claims. If any Action or Proceeding is filed or
              -----------------
initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified
                      --------  -------
party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 5.2, or (ii) the named parties to such Action or
                 -----------
Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not
                    --------  -------
be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 5.2 and for any final judgment (subject to any
                     -----------
right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

          Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 5.2.
                         -----------

          The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided,
                                                                       --------
however, that the indemnified party may, at its own cost, participate in the
-------
investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this
Section 5.2 as such expenses become due.  In the event such expenses are not so
-----------
paid, the indemnified party shall be entitled to settle any Action or Proceeding under this Section 5.2 without the consent of the indemnifying party and without
           -----------
waiving any rights the indemnified party may have against the indemnifying party.

          (d)  Limitation on Indemnification
               -----------------------------

          (i) Seller shall have no liability to any member of the Buyer Group, and Buyer shall have no liability to Seller, for amounts payable pursuant to their respective indemnification obligations in this Section 5.2 until the total of all Damages incurred by the indemnified party exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate (the "Threshold Amount"), and then indemnification by the indemnifying party shall apply to all such Damages including the Threshold Amount;

          (ii) Seller shall have no liability to any member of the Buyer Group, and Buyer shall have no liability to Seller, pursuant to their respective indemnification obligations in this Section
                                                                      -------
                 5.2 to the extent that the total of all Damages paid by the
                 ---
                 Indemnifying Party pursuant to such indemnification obligations exceeds Six Hundred Thousand Dollars ($600,000) in the aggregate.

          (iii) The limitation on Seller's and Buyer's indemnification obligation in this Section 5.2(d) shall not apply to any
                                    --------------
                 intentional breach by Seller or Buyer, as the case may be, of any fraud representation, warranty, covenant or agreement or obligation of such party.

     5.3  Offset. (a) In addition to any other rights and remedies available to
          ------
Buyer herein, Buyer shall have the right to offset any amounts to which it may be entitled under Section 5.2 above against amounts otherwise payable under the
                  -----------
Promissory Note (the "Offset Amount"). If Buyer elects to offset any Offset Amount against the Note, Buyer shall promptly notify Seller in writing (the "Offset Notice") by certified mail (return receipt requested) or by a nationally recognized overnight courier service (e.g., Federal Express) of the amount, nature and basis of the offset. In the event Seller disputes the Buyer's offset, Seller shall notify Buyer of dispute in writing (the "Dispute Notice") by certified mail (return receipt requested) or a nationally recognized overnight courier service within ten (10) days of Buyer's mailing of the Offset Notice. If no Dispute Notice is given within such ten (10) day period, the Buyer's offset described in the Offset Notice shall be deemed agreed between the parties and the Offset Amount offset against the Note shall be subtracted from the outstanding principal balance of the Note at such time. In the event a Dispute Notice is timely delivered to the Buyer, Buyer and Seller shall first use their best efforts to resolve such dispute among themselves within ten (10) days following Buyer's receipt of the Dispute Notice. If Buyer and Seller are unable to resolve the dispute within such ten (10) day period, Buyers and Seller agree to settle the dispute by binding arbitration, in accordance with Section 6.10
                                                                 ------------
below In the event of a dispute, the amount of the Offset Amount to be offset against the Note and all interests accrued thereon shall not be released to Seller pursuant to Section 2.4(b) hereof (and the terms of the Note), but shall
                   --------------
be held by Buyer until such dispute is resolved.

          (b) The exercise of an offset by Buyer pursuant to Section 5.3(a)
                                                             --------------
above, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or any instrument securing the Promissory Note. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     5.4  Further Assurances. In case at any time after the Closing any further
          ------------------
action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article 5).

     5.5  Name Change. On the Closing Date, Seller will amend its organizational
          -----------
documents and all other documents necessary to change its name to any name other than "Inside Prospects of California" or any name similar thereto and shall otherwise cease using such name and any similar name thereto in any capacity.

     5.6  Restrictions on Transferability of Buyer Securities. The Promissory
          ---------------------------------------------------
Note and certificates representing the Buyer Common Stock issuable under the Promissory Note shall bear the following legend restricting transfer, and such other legend as may be required by any applicable state securities law:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE

     ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 90 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THE 8% CONVERTIBLE SUBORDINATED PROMISSORY NOTE BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

          The Buyer Securities shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement. In the absence of an effective registration statement under the Securities Act, neither the Buyer Common Stock nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless Buyer shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to Buyer and accompanied by such supporting documents as Buyer may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition. Buyer shall be entitled to give stop transfer instructions to its transfer agent with respect to the Buyer Securities in order to enforce the foregoing restrictions. Notwithstanding the foregoing, Buyer agrees that it shall not require an opinion of counsel in connection with Rule 144 transactions except in unusual circumstances. Buyer shall be obligated to reissue promptly unlegended Promissory Note or certificates at the request of either Seller thereof if such stockholder shall have obtained an opinion of counsel reasonably acceptable to Buyer to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification or legend.

     5.7  Registration Rights. Upon conversion of the Promissory Note into Buyer
          -------------------
Common Stock pursuant to the terms of the Promissory Note, Buyer shall have the following registration rights with respect to the Buyer Common Stock (the "Seller Registrable Securities"):

          (a) Registration. If at any time or from time to time, Buyer shall
              ------------
determine to register any of its securities, for its own account or the account of any of its stockholders holding registration rights, other than a registration on Form S-8 relating solely to employee stock option or purchase plans, or a registration on Form S-4 relating solely to a Rule 145 transaction, or a registration on any other form (other than Form S-1, S-2, S-3 or SB-2, or their successor forms), or any successor to such form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Buyer Common Stock, Buyer will

     (i)  promptly provide Seller with written notice thereof, and

     (ii) include in such registration (and any related qualification under blue sky laws or other compliance with applicable laws), and in any underwriting involved therein, all Seller Registrable Securities requested by Seller, in a writing received by Buyer within twenty (20) days after Seller's receipt of notice from Buyer regarding the registration, to be included in such registration, subject to the limitations set forth in Section 5.7(b) below.
                                   --------------

          (b) Underwriting. If the registration of which Buyer gives notice is
              ------------
for a registered public offering involving an underwriting, Buyer shall so advise Seller as a part of the written notice given pursuant to Section 5.7(a)
                                                                --------------
above. In such event, the right of Seller to registration shall be conditioned upon Seller's participation in such underwriting and the inclusion of the Seller Registrable Securities in the underwriting to the extent provided herein. Seller shall (together with Buyer and the other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Buyer. Notwithstanding any other provision of this Section 5.7,
                                                                   -----------
if the underwriter(s) determine that marketing factors require a limitation on the number of shares to be underwritten, the underwriter(s) may limit, in whole or in part, the number of shares of Seller Registrable Securities to be included in the registration and underwriting; provided, further, that no Seller
                                      --------  -------
Registrable Securities shall be included in the registration and underwriting if any shares of Buyer Common Stock requested to be included in the registration and underwriting by the holders of Buyer Common Stock who have registration rights pursuant to the Amended and Restated Investor Rights Agreement, dated February 9, 1998 (the "Investor Rights Agreement"), as such Investor Rights Agreement may be amended from time to time, have been cutback by the underwriters. In the event of a cutback, Buyer shall notify Seller of the number of shares of Seller Registrable Securities to be included in the registration and underwriting. If Seller disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to Buyer and the underwriter(s). Any Seller Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          (c) Expenses. All expenses incurred in connection with the
              --------
registration of Seller Registrable Securities pursuant to Section 5.7, including
                                                          -----------
without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for Buyer and expenses of any special audits incidental to or required by such registration, shall be borne by Buyer, except Buyer shall not be required to pay (i) reasonable fees of legal counsel of Seller except for a single counsel acting on behalf of all stockholders participating in the registration and (ii) underwriters' fees, discounts or commissions relating to the Seller Registrable Securities.

          (d)  Indemnification.
               ---------------

          (i) Notwithstanding any limitations on indemnity obligations in this Agreement (including, without limitation, any monetary limitation or time limitation), Seller shall, if Seller Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Buyer, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of Buyer's securities covered by such a registration statement, each person who controls Buyer or such underwriter within the meaning of Section 15 of the Securities Act, each other stockholder participating in the registration, qualification or compliance, and each of their officers, directors and partners, and each person controlling such stockholders, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Buyer and such participating stockholders, directors, officers, partners, legal counsel and accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by Seller; provided, however, that the obligations of Seller hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of Seller (which consent shall not be unreasonably withheld).

          (ii) Each party entitled to indemnification under this Section 5.7(d)
                                                                 -------------
               (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.7, to the extent such failure is
                                      -----------
               not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          (iii)  If the indemnification provided for in this Section 5.7(d) is
                                                             --------------
                 held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (iv) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.


          (e) Information by Seller. If any of Seller's Registrable Securities
              ---------------------
are included in a registration, Seller shall promptly furnish Buyer such information regarding Seller and the distribution proposed by Seller as Buyer may request in writing.

          (f) Transfer of Registration Rights. Seller's rights under this
              -------------------------------
Section 5.7 may be assigned by Seller to a transferee or assignee of at least 20% of the Seller Registrable Securities (as adjusted for stock splits, stock dividends, recapitalizations and the like) not sold to the public, provided, that Buyer is given written notice by Seller at the time of or within thirty
(30) days after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned. No such transfer or assignment shall be effective until such transferee or assignee agrees in writing to become subject to the obligations of Seller under this Section 5.7.
                                        -----------

          (g) Limitations on Registration Rights. Seller hereby acknowledges and
              ----------------------------------
agrees that the registration rights granted to Seller pursuant to this Section
                                                                       -------
5.7 are subordinate in all respect in rights to the registration rights granted
---
to the holders of Buyer Common Stock in Investor Rights Agreement, as such Investor Rights Agreement may be amended from time to time.

          (h) Termination. Seller's rights under this Section 5.7 shall
              -----------                             -----------
terminate on May 4, 2004.

                                   ARTICLE 6

                                 MISCELLANEOUS
                                 -------------

     6.1  Notices. All notices, requests and other communications hereunder must
          -------
be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

          If to Seller, to:

               Robert J. Larking
               8334 Clairemont Mesa Blvd., Suite 207
               San Diego, CA 92111
               Facsimile No:  (619) 277-5107

          If to Buyer, to:

               COMPS.COM, INC.
               9888 Carroll Centre Road, Suite 100
               San Diego, CA  92126-4580
               Facsimile No:  (619) 684-3292
               Attention:  Christopher A. Crane

          with copies to:

               Brobeck, Phleger & Harrison LLP
               550 West "C" Street
               Suite 1300
               San Diego, CA  92101
               Facsimile No.:  (619) 234-3848
               Attention:  Craig S. Andrews, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6.1, be deemed given upon
                                              -----------
delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt, and (iii) if
                 -----------
delivered by mail in the manner described above to the address as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of
     -----------
whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     6.2  Entire Agreement. This Agreement (and all Exhibits and Schedules
          ----------------
attached hereto, all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

     6.3  Waiver. Any term or condition of this Agreement may be waived at any
          ------
time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     6.4  Amendment. This Agreement may be amended, supplemented or modified
          ---------
only by a written instrument duly executed by or on behalf of each party hereto.

     6.5  No Third Party Beneficiary. The terms and provisions of this Agreement
          --------------------------
are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 6.5.
                                   -----------

     6.6  No Assignment; Binding Effect. Neither this Agreement nor any right,
          -----------------------------
interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under Article 5 may
                                                                 ---------
be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     6.7  Headings. The headings used in this Agreement have been inserted for
          --------
convenience of reference only and do not define or limit the provisions hereof.

     6.8  Severability. If any provision of this Agreement is held to be
          ------------
illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

     6.9  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

     6.10 Arbitration and Venue. Any controversy or claim arising out of or
          ---------------------
relating to this Agreement or the making, performance or interpretation thereof shall be submitted to arbitration in San Diego, California, pursuant to the rules and procedures of the American Arbitration Association before a panel of three arbitrators. The ruling of the arbitrator shall be final, and judgment thereon may be entered in any court having jurisdiction. If any question is submitted to a court of law for resolution, then the Superior Court of the County of San Diego or the United States District Court having jurisdiction in the County of San Diego shall be the exclusive court of competent jurisdiction for the resolution of such question. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys' fees, unless otherwise decided by the arbitrator. The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Each party shall be entitled to pre-hearing discovery as provided in California Code of Civil Procedure Section 1283.05

     6.11 Consent to Jurisdiction and Forum Selection. The parties hereto agree
          -------------------------------------------
that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 6.11. Each party hereby waives any right it may have to assert the
     ------------
doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 6.11 by registered or certified mail,
                                   ------------
return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section
                                                                      -------
6.1 of this Agreement for the giving of notice.  Any final judgment rendered
---
against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     6.12 Counsel to the Company. Seller acknowledges and agrees that this
          ----------------------
Agreement has been prepared by Brobeck, Phleger & Harrison LLP, counsel to Buyer, which counsel has represented the interests of Buyer and not those of Seller with respect to the transaction documented by this Agreement. Seller further acknowledges and agrees that it has been provided the opportunity and encouraged to consult with counsel of its own choosing with respect to this Agreement and all exhibits and schedules to this Agreement.

     6.13 Expense. Except as otherwise provided in this Agreement, Seller and
          -------
Buyer shall pay the expenses and costs of Seller and Buyer, respectively, incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     6.14 Construction. No provision of this Agreement shall be construed in
          ------------
favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

     6.15 Counterparts. This Agreement may be executed in any number of
          ------------
counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                          [SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                              "Buyer"

                              COMPS.COM, INC.,

                              a Delaware corporation

                              By: /s/ Christopher A. Crane
                                  -------------------------
                                     (Christopher A. Crane)
                                     President

                              "Seller"



                              By: /s/ Robert J. Larking
                                  ----------------------
                                     (Robert J. Larking)
                                     Sole Proprietor





                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]